Exhibit 1.2

Gambro Renal Products Upgrades to Pivotal 5.1

Major medical device manufacturer deploys Pivotal to enhance mobile sales force productivity

FOR IMMEDIATE RELEASE

Vancouver, BC — August 19, 2004 — Pivotal Corporation, a CDC Software company, and a leading CRM solution provider for mid-sized enterprises, today announced that Gambro Renal Products, a global developer, manufacturer and supplier of hemodialysis, peritoneal dialysis and acute dialysis equipment, has upgraded to Pivotal 5.1 to enhance sales force productivity.

Gambro Renal Products offers a wide range of products for hemodialysis, peritoneal dialysis and renal intensive care used by medical professionals in the treatment of renal disorders. Founded in 1964, the company has built a reputation for innovation and is often the first to the market with life-saving innovations. For example, Gambro was the first to introduce a computerized dialysis machine. With production facilities in 12 countries and sales in more than 90, and a growing set of complementary services, Gambro required a system to help sales users capture information on customer needs, preferences and product use in a consistent and collaborative way. Gambro initially deployed Pivotal Sales — Miller Heiman Edition, and then became an early adopter of Pivotal 5.1 to take advantage of the latest productivity and mobile advancements.

“Gambro Renal products continued success will be based on our ongoing product innovation and having the critical customer information which sales and marketing requires,” said James Brabon, vice president, sales, Gambro Renal Products. “In the 21st century, every “seller” of products and or services must use the latest tools and technologies to capture vital customer information. Pivotal 5.1 gives our sales force these tools to capture and access customer data regardless of whether they are in their office, a customer’s office, or on the road.”

With Pivotal 5.1, Gambro’s mobile sales users can access complete functionality and up-to-date customer and prospect data, regardless of where they are located or how they are connected. The new bi-directional email integration to Outlook gives Gambro users the ability to create, edit and manage emails within Pivotal and Outlook, and link emails (with attachments) to any business object — including contacts and opportunities with one-click export, ensuring that interactions and communications are seamlessly recorded. And for mobile users, email integration is available while connected or while fully disconnected, providing full support when they’re traveling.

According to Divesh Sisodraker, president and CEO, Pivotal, “Pivotal 5.1 provides enhanced usability, mobility and accessibility, enabling Pivotal customers to achieve higher levels of productivity, broaden their market reach and continue to build sustainable differentiation. With Pivotal 5.1, Gambro is further positioning itself to meet the needs of its customers.”

About Pivotal Corporation

Pivotal Corporation, a software unit of chinadotcom corporation [NASDAQ: CHINA], is a leading CRM company that is 100 percent purpose-built to serve the demanding requirements of mid-sized enterprises — a powerful, highly flexible application platform, a complete set of CRM applications, and low-cost, results-producing implementation services. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins and customer loyalty for companies and business units in the revenue range of $100 million to $3 billion. More than 1,700 companies around the world have licensed Pivotal including: Centex

Homes, Farm Credit Services of America, Premera Blue Cross, Qiagen, Sharp Electronics Corporation and WellCare Health Plans.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in contact centers, partner management and interactive selling. For more information, visit www.pivotal.com.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that may cause actual results of events to differ materially from those anticipated in our and chinadotcom’s forward-looking statements. Factors that could cause actual results to differ materially include a number of risks, uncertainties and other factors, such as the need to develop, integrate and deploy applications to meet our customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on our customer’s satisfaction with Pivotal’s CRM software, its continued commitment to the deployment of the solution, and the risks involved in developing software solutions and integrating them with third-party software and services. Although we and chinadotcom believe that the expectations reflected in our and chinadotcom’s forward-looking statements are reasonable, individual results may vary, and neither we nor chinadotcom can guarantee future results, levels of activity, performance or achievements or other future events. Moreover, neither we, chinadotcom nor anyone else assumes responsibility for the accuracy or completeness of forward-looking statements.

Press Contact:

Leslie Castellani
Pivotal Corporation
Tel: 604/699-8151
Email: lcastellani@pivotal.com

© 2004 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.